UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934




                                (AMENDMENT NO.       *)
                                              --------

                       CHAMPIONSHIP AUTO RACING TEAMS INC.
                       -----------------------------------
                                (Name of Issuer)




                     Common Stock, par value $.01 per share
                         (Title of Class of Securities)




                                   158 711 101
                                   -----------
                                 (CUSIP Number)




                                 AUGUST 7, 2003
                                 --------------
             (Date of Event Which Requires Filing of this Statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [   ]   Rule 13d-1(b)
         [ X ]   Rule 13d-1(c)
         [   ]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

*SEE INSTRUCTIONS BEFORE FILLING OUT

--------------------------------------------------------------------------------
1. NAME OF REPORTING PERSON: S.S OR IRS IDENTIFICATION NOS.

        WEATONS HOLDINGS LIMITED                    BUSINESS #
        REGISTERED IN ONTARIO, CANADA               8686 82295 RP0001

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                            (a)
                            (b)

3. SEC USE ONLY


4. CITIZENSHIP OR PLACE OF ORGANIZATION
        ONTARIO, CANADA


Number of Shares               5.  SOLE VOTING POWER                     920,900
Beneficially Owned
by Each Reporting
Person with                    6.  SHARED VOTING POWER                         0

                               7. SOLE DISPOSITIVE POWER                 920,900

                               8. SHARED DISPOSITIVE POWER                     0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        920,000

10. CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.3%

12. TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN


ITEM 1.(a)      NAME OF ISSUER

                CHAMPIONSHIP AUTO RACING TEAMS INC.

ITEM 1.(b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                5350 LAKEVIEW PARKWAY SOUTH DRIVE
                INDIANAPOLIS INDIANA  46268 USA

ITEM 2.(a)      NAME OF PERSON FILING

                WEATONS HOLDINGS LIMITED

ITEM 2.(b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

                17485 McLAREN ROAD, CALEDON ONTARIO
                CANADA L0N 1C0

ITEM 2.(c)      CITIZENSHIP

                CANADIAN

ITEM 2.(d)      TITLE OF CLASS OF SECURITIES

                COMMON STOCK, PAR VALUE $.01 PER SHARE

ITEM 2.(e)      CUSIP NUMBER

                158 711 101

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-l(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                NOT APPLICABLE

ITEM 4.         OWNERSHIP

                (a) AMOUNT BENEFICIALLY OWNED             920,900


ITEM 4.(b)      PERCENT OF CLASS

                6.3%

ITEM 4.(c)      NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS

                   (i)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE        920,900

                   (ii)  SHARED POWER TO VOTE OR DIRECT THE VOTE               0

                   (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE
                         DISPOSITION OF                                  920,900

                   (iv)  SHARED POWER TO DISPOSE OR TO DIRECT THE
                         DISPOSITION OF                                        0

ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS         N/A


ITEM 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                PERSON                 N/A


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
                HOLDING COMPANY   N/A


ITEM 8.         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP    N/A

ITEM 9.         NOTICE OF DISSOLUTION OF GROUP                               N/A

ITEM 10. CERTIFICATION By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



SIGNATURE.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        WEATONS HOLDING LIMITED



                                        By:      /s/ Michael Smith
                                            ------------------------------------

                                        Title:   Chairman
                                               ---------------------------------

                                        Date:    August 13, 2003
                                               ---------------------------------

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001).